Exhibit 10.7

September 10, 2002

Mr. Michael Ferrantino
12 Martingale Lane
Andover, MA  01810

Dear Mike:

I am pleased to offer you the position of President and CEO of Valpey-Fisher Corporation.  I will nominate you for election as a Director of the Company.  As you are aware, MATEC and Valpey-Fisher have merged and MATEC is the survivor with a name change to Valpey-Fisher Corporation.

Your base salary will be $200,000.00 with a performance bonus of 50% of base salary (Management Incentive Plan) based on a set of objectives determined by the Board of Directors beginning for the 2003 calendar year.  The current status of our industry and the company’s current performance, of course, will be taken into account.

Valpey-Fisher Corporation will make the premium payments for a portion of policy year six and full payment of $45,481 each of year 7, 8, 9 and 10, or a lesser period if employment ceases on the American General Life-Corporate American Insurance/Retirement Plan.  Valpey-Fisher Corporation understands there may be no recovery of the premiums paid and you understand there may be withholding and tax reporting requirements. You will, of course, get your own tax counsel on this matter.  You will be eligible to participate in the group insurance, profit sharing-401K plan and other “fringe” benefits provided for Valpey-Fisher’s salaried employees, subject to the terms and conditions of such benefits.  A description of the current “fringe” benefits is enclosed.

As an inducement essential to your becoming an employee of Valpey-Fisher, Valpey-Fisher, subject to Board of Directors approval, will grant you a five-year vesting restricted stock plan.  The company will grant you 100,000 shares at the current market, but not less than book value.  You will pay $.05 per share of the purchase price or $5,000.00.  The company will pay you a tax-offset bonus approximating the tax due on the grant, which is currently estimated to be $175,000.  You would file an 83B election.  My understanding is your future appreciation would be long-term capital gain if held one year or more. You will, of course, get your own tax counsel on this matter.

Mr. Michael Ferrantino	9/10/02
Andover, MA 01810	Page 2

Subject to Board of Directors approval, you will be granted an incentive stock option for 200,000 shares of common stock at the greater of current market or book value pursuant to the company’s 1992, 1999 and 2001 stock option plans.  Immediately $100,000 worth, or approximately 28,000 shares, will be vested that you may purchase.  The balance of approximately 172,000 shares will vest over five years.

In the event of sale of the company, all shares will become fully vested.  The company will use its best efforts to register the resale of the restricted shares and keep in effect its existing registration statements on form S8 with respect to the 1992, 1999 and 2001 stock option plans.  Also, in the event of the sale of Valpey-Fisher within the next five years, you will be paid a 2x base salary severance should you not be offered a position of President and CEO of the new entity immediately following a sale.

Our industry is undergoing a very difficult period; however, we believe it also presents a great opportunity for Valpey-Fisher with its history, strong balance sheet and publicly traded stock.  Your objectives will be to stabilize the current operations, continue with new product development, improve customer response time, improve staffing and teamwork, and get a good grasp of the crystal oscillator market.  You will also work with the undersigned in planning strategy and expansion by a product or business acquisition.

You understand that the above description is an outline of the key terms only and will be superceded by the definitive restrictive stock and stock options agreements to be entered into between you and Valpey-Fisher Corporation.

Your signature indicates acceptance of this proposed employment offer subject to clarification and counsel’s review as needed.

Sincerely,

/s/ Ted Valpey, Jr.
Ted Valpey, Jr.
Chairman

Agreed and Accepted:

/s/ Michael Ferrantino
Michael Ferrantino